Contact: Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES THE APPOINTMENT OF ROBERT
WILLIAMS AS CHIEF LENDING OFFICER OF ITS BANK SUBSIDIARY

Irvine, CA – July 8, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that Robert O. Williams, Executive Vice President and Chief Lending Officer of the Income Property Lending Division of Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, has been appointed to the additional position of Chief Lending Officer of the Bank’s Commercial Lending Division. Williams replaces Jeffrey M. Watson who resigned his positions to pursue other interests.

Mr. Williams has held the title of Chief Lending Officer of Commercial Capital Mortgage (“CCM”), the Company’s mortgage banking subsidiary, since CCM’s inception in 1998. During his tenure, CCM has funded more than $2.2 billion of multi-family and commercial real estate loans, resulting in CCM originated multi-family and commercial real estate loans accounting for approximately 97% of the Company’s loans held for investment at March 31, 2003. Prior to joining the Company, Mr. Williams served as Vice President of the Multi-family Banking Department for H.F. Ahmanson’s Home Savings of America prior to its acquisition by Washington Mutual, Inc. (NYSE: “WM”). At the time, Home Savings was the largest thrift in the country with approximately $55 billion in total assets. Prior to his position with Home Savings, Mr. Williams was a Senior Vice President of Great America Asset Management, Inc. (“GAAM”), a subsidiary of Great America Bank, San Diego, California. While at GAAM, Mr. Williams was in charge of work-out and modifications of special assets of the parent savings and loan. From 1976 to 1988, Mr. Williams was an attorney specializing in real estate transactions and litigation.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “Having been a member of the Company’s executive management team since inception, Robert has played a significant role in the development of Commercial Capital Bancorp into one of the leading multi-family and commercial real estate lenders in the state of California. As the Company has grown to become the 3rd largest originator of multi-family real estate loans in California, his experience and expertise has been invaluable.” Mr. Gordon added, “I want to wish Jeff Watson well in his future endeavors. His impact on the Company will be remembered.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which include income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At March 31, 2003, CCBI had total assets of $1.2 billion, and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36-month period ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, was the 3rd largest originator of multi-family real estate loans in California during the 3-month and 12-month periods ended March 31, 2003, and has originated over $2.2 billion in multi-family and commercial real estate loans from its inception through March 31, 2003. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment vehicles, which are made available to accredited investors within the Company’s client base.

This Press Release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.